SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 26, 2010

Multi-Color Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Ohio	0-16148	31-1125853
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

4053 Clough Woods Dr., Batavia, Ohio		45103
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)		(ZIP CODE)

Registrant’s telephone number, including area code 513/381-1480

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01 Financial Statements and Exhibits

On July 2, 2010, Multi-Color Corporation (“Company”) filed a Current Report on Form 8-K to report the Company’s acquisition of Guidotti Centro Stampa S.p.A. (“Centro Stampa”). This amendment #1 contains the required financial information associated with this acquisition.

(a)	Audited Financial Statements of Business Acquired:

(b)	Pro Forma Financial Information:

Basis of Presentation of the Pro Forma Financial Information	PF-1

Pro Forma Consolidated Balance Sheet as of June 30, 2010	PF-2

Pro Forma Consolidated Statement of Income for the Year Ended March 31, 2010	PF-3

Pro Forma Consolidated Statement of Income for the Three Months Ended June 30, 2010	PF-4

Notes to Pro Forma Financial Information	PF-5

Exhibit No.	Description of Exhibit

23	Consent of Independent Auditors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTI-COLOR CORPORATION

By:	/s/ Sharon E. Birkett

Name:	Sharon E. Birkett

Title:	Vice President, Chief Financial and Accounting Officer

Date:	September 13, 2010

Independent Auditors’ Report

The Board of Directors and shareholders of

Guidotti Centro Stampa S.p.A.

We have audited the accompanying balance sheets of Guidotti Centro Stampa S.p.A. as of December 31, 2009 and 2008, and the related statements of income, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guidotti Centro Stampa S.p.A. at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Reconta Ernst & Young S.p.A.

Florence, Italy

September 3, 2010

GUIDOTTI CENTRO STAMPA S.p.A.

STATEMENTS OF INCOME

For the Years Ended December 31

In thousands of Euros	2009	2008

Net revenues	34,527	35,131
Cost of revenues	25,098	24,340

Gross profit	9,429	10,791

Selling, general and administrative expenses	5,108	4,828
Amortization of deferred gain on sale and leaseback	(1,041)	—

Operating income	5,362	5,963

Interest expense, net	8	39
Other (income) expense, net	(355)	(720)

Income before income taxes	5,709	6,644

Income tax expense	1,673	2,081

Net income	4,036	4,563

The accompanying notes are an integral part of the financial statements.

GUIDOTTI CENTRO STAMPA S.p.A.

BALANCE SHEETS

As of December 31

In thousands of Euros	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	13,889	14,869
Marketable securities	200	181
Accounts receivable, net	10,971	9,653
Inventories	4,315	3,954
Income tax receivable	361	—
Prepaid expenses and other	802	218

Total current assets	30,538	28,875
Property, plant and equipment, net	10,417	9,859
Deferred tax asset	490	130

Total assets	41,445	38,864

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	1,637	1,536
Accounts payable	5,431	5,059
Accrued income taxes	—	1,423
Accrued and other liabilities	1,517	3,049
Deferred tax liability	248	237
Deferred gain on sale and leaseback	1,041	1,041

Total current liabilities	9,874	12,345
Long-term debt	2,812	2,320
Employees’ severance indemnities	804	869
Deferred gain on sale and leaseback	4,165	5,206
Other non-current liabilities	939	861

Total liabilities	18,594	21,601
Commitments and contingencies
Stockholders’ equity:
Common stock (nominal value of Euro 0.52 per share); 5,000,000 shares authorized, issued and outstanding at December 31, 2009 and 2008, respectively	2,600	2,600
Legal reserve	520	520
Other additional capital	1,652	—
Treasury stock	(9,816)	(9,816)
Retained earnings	27,895	23,959

Total stockholders’ equity	22,851	17,263

Total liabilities and stockholders’ equity	41,445	38,864

The accompanying notes are an integral part of the financial statements.

GUIDOTTI CENTRO STAMPA S.p.A.

STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31

In thousands of Euros or thousands of shares	Common Stock
	Number of shares issued	Amount	Legal reserve	Other additional capital	Treasury shares	Retained earnings	Total
Balance at January 1, 2008	5,000	2,600	520	—	—	20,406	23,526
Net income	—	—	—	—	—	4,563	4,563
Dividends paid	—	—	—	—	—	(1,010)	(1,010)
Purchase of treasury shares	—	—	—	—	(9,816)	—	(9,816)

Balance at December 31, 2008	5,000	2,600	520	—	(9,816)	23,959	17,263
Net income	—	—	—	—	—	4,036	4,036
Dividends paid	—	—	—	—	—	(100)	(100)
Waiver of shareholders’ payable	—	—	—	1,652	—	—	1,652

Balance at December 31, 2009	5,000	2,600	520	1,652	(9,816)	27,895	22,851

The accompanying notes are an integral part of the financial statements.

GUIDOTTI CENTRO STAMPA S.p.A.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31

In thousands of Euros	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	4,036	4,563
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,991	2,987
Amortization of deferred gain on sale and leaseback	(1,041)	—
Deferred taxes, net	(349)	(292)
Net (increase) decrease in marketable securities	(19)	29
Net (increase) decrease in accounts receivable	(1,318)	692
Net (increase) decrease in inventories	(361)	(316)
Net increase (decrease) in income tax receivables	(361)	974
Net (increase) decrease in prepaid expenses and other	(584)	(59)
Net increase (decrease) in accounts payable	372	(402)
Net increase (decrease) in accrued income taxes	(1,423)	1,286
Net increase (decrease) in accrued and other liabilities	120	(3,420)
Net decrease in employees’ severance indemnities	(65)	(187)
Net increase (decrease) in other non-current liabilities	78	1,526

Net cash provided by operating activities	2,076	7,381
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,429)	(306)
Proceeds from disposal of fixed assets	—	8,309

Net cash (used in) provided by investing activities	(1,429)	8,003
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(1,527)	(1,770)
Purchase of treasury stock	—	(9,816)
Dividends paid	(100)	(1,010)

Net cash used in financing activities	(1,627)	(12,596)

Net (decrease) increase in cash	(980)	2,788
Cash and cash equivalents, beginning of the year	14,869	12,081

Cash and cash equivalents, end of year	13,889	14,869

Supplemental Cash Flow Disclosures:
Interest paid	107	344
Income taxes paid	1,807	2,299

The accompanying notes are an integral part of the financial statements.

GUIDOTTI CENTRO STAMPA S.p.A

NOTES TO THE FINANCIAL STATEMENTS

(All amounts in thousands of Euros, except where noted otherwise)

(1) THE COMPANY

Guidotti Centro Stampa S.p.A. (“The Company”) is a sole company that was incorporated in Italy as a private company with limited liability. It’s manufacturing facility and administrative offices are located in Lucca, Italy.

Guidotti Centro Stampa S.p.A. supplies a complete line of label solutions, offering a variety of technical and graphic services and engravings mainly to olive oil and food and beverage companies worldwide.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

References to 2009 and 2008 are for the fiscal years ended December 31, 2009 and 2008, respectively. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and are presented to assist the reader in understanding and evaluating the accompanying financial statements. The Company does not own any investments in subsidiary or associated companies.

Use of Estimates in Financial Statements

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Segment Information

Accounting Standards Codification (“ASC”) 280, Segment Reporting, establishes standards for reporting information on operating segments in interim and annual financial statements. The Company’s chief operating decision maker reviews the results of operations and manages the operations of the Company as a single operating segment. Accordingly, the Company operates in one major operating segment, Decorating Solutions, which primary operations involve the design and printing of labels. Consequently, no segments are reported as the Company only has one business segment.

Cash and Cash Equivalents

Cash equivalents consist of time deposits and other short-term, highly liquid instruments with maturities of three months or less when acquired and are stated at cost, which approximates fair value.

Marketable Securities

The Company’s investments in short-term marketable securities consist of shares held in investment funds, which are readily convertible into cash. Investments, which on recognition are designated as trading securities are measured subsequently in the balance sheet at fair value based on market prices and are classified among current assets. Unrealized gains or losses are included in the statement of income.

Inventories

Inventories are carried at the lower of cost, determined using the weighted average method, or market.

Elements of cost in inventories include raw materials, direct labor and manufacturing overhead and exclude abnormal amounts of idle facility expense, freight, handling costs and spoilage. Any write-downs of inventory are recorded as an adjustment to the cost basis and included in cost of goods sold.

Accounts Receivable

Accounts receivable consist of amounts due from customers in connection with our normal business activities and are stated at their estimated net realizable value. The Company makes judgments as to its ability to collect outstanding receivables and provides allowances for the portion of receivables deemed uncollectible based on past collection history, age and specific individual risks identified. Losses may also depend to some degree on current and future economic conditions.

Property, Plant and Equipment

Property, plant and equipment is stated at historical cost less accumulated depreciation. Significant capital improvements that increase an asset’s life or capacity are capitalized. Repairs and maintenance are expensed in the period incurred. Plant and equipment leased under capital lease arrangements are capitalized and depreciated. Depreciation of these assets is at rates equal to the term of the lease or the useful life used for similar owned assets and is included in depreciation expense.

Depreciation is computed on the historical cost of the assets using the straight-line method over the estimated useful lives of the related assets, as follows:

Buildings	33 years
Machinery and equipment	4 to 10 years
Office furniture and equipment	8 to 9 years
Motor vehicles and other	4 to 5 years
Hardware and operating software	3 to 5 years

Impairment of Long-Lived Assets

The Company assesses its long-lived assets (primarily property, plant and equipment) for impairment whenever there is an indication that the carrying amount of an asset or group of assets may not be recoverable. Recoverability is determined by comparing the undiscounted expected cash flows from the respective asset or group of assets to its carrying value. If the carrying value is in excess of the undiscounted cash flows, the Company compares the fair value of the respective asset or group of assets to the carrying value to calculate the amount of the impairment. The fair value typically is estimated with reference to the discounted cash flows attributable to the asset or group of assets. An impairment test was not carried out at December 31, 2009 and 2008 since no impairment indicators were identified. Thus, no impairment charges were taken in the years ended December 31, 2009 and 2008.

Long-Term Debt

Loan initiation fees relating to long-term debt are recorded as a reduction of long-term debt and are amortized over the life of the loans to interest expense using the effective interest method. Other direct costs of long-term debt, comprised primarily of professional fees, are deferred and amortized over the life of the loans to which they relate using the effective interest rate method.

Derivative and Hedging Activities

The Company enters into forward exchange contracts to hedge receivables denominated in U.S. dollars. These contracts do not meet the criteria for formal designation and documentation at hedge inception and, accordingly, they are adjusted to fair value through income. Fair value is based on published foreign exchange futures contract prices on the date of valuation. Any respective assets or liabilities resulting from the fair value valuation of forward exchange contracts are disclosed as other current assets and other current liabilities, respectively. The notional amounts of the forward exchange contracts to sell U.S. dollars were $0 and $244 as of December 31, 2009 and 2008, respectively.

Income Taxes

The Company accounts for income taxes under the asset and liability method and accordingly deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period the tax rate change was enacted.

The Company is subject to the provisions of the Financial Accounting Standards Board (“FASB”) ASC 740-10, Income Taxes – Overall, where FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which is effective for financial statements for fiscal years beginning after December 15, 2008, is primarily codified. It defines the threshold for recognizing the benefits of tax-return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority and requires measurement of a tax position meeting the more-likely-than-not criterion, based on the largest benefit that is more than 50 percent likely to be realized. As part of its implementation for the fiscal year beginning January 1, 2008, management has analyzed the Company’s inventory of tax positions taken with respect to all applicable income tax issues for all open tax years and has recorded uncertain tax positions which are required to be recognized in the Company’s financial statements. The adoption did not have a material impact on the Company’s financial position and results of operations. Accrued interest and penalties related to income tax matters are recognized in income tax expense in the statements of income.

Revenue Recognition

The Company’s revenues are primarily derived from the sale of wet-glue and adhesive labels, mainly to olive oil and wine and spirit companies worldwide. Revenues from product sales are recognized when there is persuasive evidence that an arrangement exists, delivery to the customer has occurred and title passes to the customer, and the price is fixed or determinable and collectability is reasonably assured. Upon recognition of revenue from product sales, provisions are made for customer incentives such as cash discounts for minimum amounts ordered or for expected returns of expired products, as appropriate.

Deferred Gain on Sale and Leaseback

Deferred gain on sale and leaseback is primarily related to a gain on the disposal of buildings in 2008 which was deferred over future periods since the characteristics of the transaction were those of a sale and operating leaseback.

Shipping and Handling Costs

Shipping and handling costs on product sales are classified as Selling, General and Administrative Expenses and amounted to Euro 670 and Euro 594 for the years ended December 31, 2009 and 2008 respectively.

Adoption of New Accounting Standards

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the ASC (Accounting Standards Codification) which defines the new hierarchy for U.S. GAAP. The ASC is now the sole source for all authoritative non-governmental accounting guidance, with the exception of grandfathered guidance, SEC rules and interpretive releases. This guidance, which was incorporated into ASC 105, Generally Accepted Accounting Principles, was effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption changed certain disclosure references to U.S. GAAP, but did not have any other impact on our financial statements.

In May 2009, the FASB issued authoritative guidance establishing general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. This guidance, which was incorporated into ASC 855, Subsequent Events, was effective for interim or annual financial periods ending after June 15, 2009. In February 2010, the FASB issued ASU 2010-09 for Subsequent Events (ASC 855): Amendments to Certain Recognition and Disclosure requirements. This ASU addresses both the interaction of the requirements of ASC 855, Subsequent Events, with the SEC’s reporting requirements and the intended breadth of the reissuance disclosures provision related to subsequent events (paragraph 855-10-50-4). The date through which we evaluated events or transactions that occurred, subsequent to the balance sheet date, for potential recognition or disclosure in the financial statements was September 3, 2010, which is the date the financial statements were available to be issued.

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06 for Fair Value Measurements and Disclosures (ASC 820): Improving Disclosures about Fair Value Measurements. This ASU requires new disclosures for transfers in and out of Level 1 and 2 and activity in Level 3; and also clarifies existing disclosures for level of disaggregation and about inputs and valuation techniques. The new disclosures are effective for interim and annual periods beginning after December 15, 2009, except for the Level 3 disclosures, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those years. The Company does not expect that this will have a significant impact on the financial statements of the Company.

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, which amends ASC 605, Revenue Recognition. ASU 2009-13 amends the ASC to eliminate the residual method of allocation for multiple-deliverable revenue arrangements, and requires that arrangement consideration be allocated at the inception of an arrangement to all deliverables using the relative selling price method. The ASU also establishes a selling price hierarchy for determining the selling price of a deliverable, which includes: 1) vendor–specific objective evidence, if available, 2) third-party evidence if vendor-specific objective evidence is not available, and 3) estimated selling price if neither vendor-specific nor third-party evidence is available. Additionally, ASU 2009-13 expands the disclosure requirements related to a vendor’s multiple-deliverable revenue arrangement. The changes to the ASC as a result of this update are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 (January 1, 2011 for us), and we are currently evaluating the potential impact, if any, of the adoption on our financial statements. The changes to the ASC as a result of this update also permit retrospective application for all periods presented. The Company does not expect that this will have a significant impact on its financial statements.

(3) CASH AND CASH EQUIVALENTS

The company records all highly liquid short-term investments with maturities of three months or less as cash equivalents. At December 31, 2009 and 2008, the Company had cash in foreign bank accounts of Euro 2,060 and Euro 1,793, respectively. There were no cash restrictions to withdrawal or usage at December 31, 2009 and 2008.

(4) MARKETABLE SECURITIES

At December 31, 2009 and 2008, the fair value of the marketable securities amounted to Euro 200 and Euro 181, respectively. In the years ended December 31, 2009 and 2008, the change in value recorded in the statement of income amounted to a gain of Euro 19 and a loss of Euro 29, respectively.

(5) ACCOUNTS RECEIVABLE, NET

The Company’s customers are primarily major olive oil and wine and spirit companies, and accounts receivable consist of amounts due in connection with normal business activities. There are no balances outstanding with related parties.

The Company records an allowance for doubtful accounts to reflect the estimated losses of accounts receivable based on past collection history, age and specific individual risks identified. The following table summarizes the activity in the allowance for doubtful accounts for 2009 and 2008:

	2009	2008
Balance at beginning of the year	254	217
Provision	47	42
Accounts written-off	—	(5)

Balance at end of the year	301	254

(6) INVENTORIES

Inventories as of December 31 consisted of the following:

	2009	2008
Raw materials	1,415	1,221
Work-in-process	395	434
Finished goods	2,505	2,299

	4,315	3,954

Allowances for obsolescence of inventories were Euro 219 and Euro 187 as of December 31, 2009 and 2008, respectively.

(7) PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following at December 31:

	2009	2008
VAT tax receivables	577	—
Prepaid expenses and costs	213	207
Other current assets	12	11

	802	218

(8) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following at December 31:

	2009	2008
Land and buildings	359	320
Machinery, equipment and vehicles	34,934	31,819
Office furniture and equipment	345	344
Hardware and operating software	1,020	818
Construction in progress	147	—

	36,805	33,301
Less accumulated depreciation	(26,388)	(23,442)

	10,417	9,859

At December 31, 2009 and 2008, the net book value of assets purchased with capital lease arrangements, all related to machinery, amounted to Euro 4,391 and Euro 3,187, respectively.

Depreciation of property, plant and equipment amounted to Euro 2,991 and Euro 2,987 for the years ended December 31, 2009 and 2008, respectively. Of this amount, depreciation of capital leases in the year ended December 31, 2009 and 2008 amounted to Euro 938 and Euro 1,007, respectively.

Assets purchased with capital lease arrangements during the year ended December 31, 2009 and 2008 amounted to Euro 2,120 and Euro 0 respectively. As these are non-cash transactions, there was no impact on the Company’s cash flows for the year.

No interest expense was capitalized in property, plant and equipment in the years ended December 31, 2009 and 2008.

(9) LONG-TERM DEBT AND CAPITAL LEASES

Long-term debt and capital leases consisted of the following at December 31:

	2009	2008
Floating rate long term loan due August 2011, bearing interest at 3 month Euribor plus 1.50% (2.71% and 4.81% at December 31, 2009 and 2008, respectively)	934	1,447
Capital leases	3,515	2,409

Long term debt	4,449	3,856
Less current portion of long term debt	(1,637)	(1,536)

Long term debt, non-current portion	2,812	2,320

The maturities of long-term debt over the next five years as of December 31, 2009 are as follows:

Year	Bank loan	Capital leases	Total
2010	497	1,140	1,637
2011	437	1,076	1,513
2012	—	451	451
2013	—	428	428
2014	—	420	420

Total	934	3,515	4,449

In August 2006, the Company entered into a Bank Loan Facility of Euro 2,500 with Cassa di Risparmio di Pistoia e Pescia, a local bank, mainly for the purpose of capital expenditures. The loan bears a variable interest rate equal to the Euribor plus a margin of 1.5% and expires in August 2011. Installments are paid quarterly and the total quarterly installment (principal portion plus interest) is constant over the entire duration of the loan. The loan is free from any mortgages and no type of guarantee was provided by the Company.

The Company enters into various finance lease contracts with leasing institutions for investment in capital expenditures, in particular, plant and machinery. These lease contracts normally have a length of five years and bear interest at a variable rate based on normal market conditions. At December 31, 2009, the Company had four contracts still in force. New finance leases for the purchase of assets during the year ended December 31, 2009 and 2008 amounted to Euro 2,120 and Euro 0, respectively. As these are non-cash transactions, there was no impact on the Company’s cash flows for the year.

(10) ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following at December 31:

	2009	2008
Withheld payroll taxes and other taxes payable	186	175
Withholdings and accruals for social security contributions	452	402
Accrued payroll	445	388
Dividends payable	13	58
Accrued unused vacation pay	370	283
Amount payable to shareholders for additional dividend	—	1,652
Directors’ remuneration	29	15
Other accrued expenses and current liabilities	22	76

	1,517	3,049

In prior years, in accordance with local regulations, additional dividends were allocated at the annual shareholders’ meetings to certain shareholders, Mr. Carlo Guidotti, Mr. Paolo Guidotti and Mr. Giorgio Guidotti, who were also directors of the Company. At December 31, 2008, the amount of dividends still unpaid was Euro 1,652. On October 13, 2009, these shareholders/directors decided to waive the unpaid amounts and consequently, on October 27, 2009 at the shareholders’ meeting, the Company accepted this waiver and allocated these amounts to other additional capital. Consequently, stockholders’ equity increased by this amount. As this is a non-cash transaction, there was no impact on the Company’s cash flows for the year.

(11) DEFERRED GAIN ON SALE AND LEASEBACK

Deferred gain on sale and leaseback amounted to Euro 5,205 and Euro 6,247 at December 31, 2009 and 2008, respectively. This relates to the gain on disposal of buildings realized in the year ended December 31, 2008 which was deferred to future periods since the characteristics of the transaction were those of a sale and operating leaseback. After having disposed of the buildings to a related party, San Pieretto S.r.l., the Company entered into an operating lease agreement with the same party for the rent of the buildings of a duration period of six years for Euro 660 per annum starting from January 1, 2009. Accordingly, the gain on disposal was deferred over a period of six years, representing the duration of the operating lease. The current portion of the deferred gain on the sale and leaseback, amounting to Euro 1,041 at December 31, 2009 and 2008, was classified among Current Liabilities in the balance sheet.

(12) EMPLOYEES’ SEVERANCE INDEMNITIES

The liability for severance indemnities relates to the Company’s employees in force at the balance sheet date. In accordance with Italian severance pay statutes, an employee benefit is accrued for service to date and is payable immediately upon termination of employment. The unfunded severance indemnity liability is calculated in accordance with local civil and labor laws based on each employee’s length of service, employment category and remuneration. The severance liability is adjusted annually by a cost-of-living index provided by the Italian government. There is no vesting period or funding requirement associated with the liability. The liability recorded in the balance sheet is the amount that the employees would be entitled to if they were to immediately terminate their employment.

(13) OTHER NON-CURRENT LIABILITIES

Other non-current liabilities consisted of the following at December 31:

	2009	2008
Directors’ deferred compensation	688	611
Agents’ leaving indemnities	177	176
Other	74	74

	939	861

Directors’ deferred compensation represents a long-term liability payable to the Company’s directors on termination of the duration of their assignment. It is a form of deferred compensation and is based on a voluntary agreement reached between the Company and its directors. The indemnity is not imposed by local legislation. However, once stipulated, the agreement is regulated by local law. The benefits accruing to the directors are based on a fixed percentage of their remuneration, which is determined upon stipulation of the agreement. By law, the annual benefit which accrues may not exceed 25% to 30% of annual remuneration. In the Company’s case, the benefit has been determined as 15% of annual remuneration. For the years ended December 31, 2009 and 2008, directors’ termination compensation charged to the statement of income amounted to Euro 77 in both years.

Other non-current liabilities refer to potential unrecognized tax benefits at December 31, 2009 and 2008 amounting to Euro 74 in both years resulting from uncertain tax positions of the year ended December 31, 2008.

(14) INCOME TAXES

The Company’s income tax expense was composed of the following for the year ended December 31:

	2009	2008
Provision for income taxes:
Current expense	2,022	2,373
Deferred benefit	(349)	(292)

Total income tax expense	1,673	2,081

A reconciliation between the Italian statutory tax rate and the effective tax rate for the year ended December 31 is as follows:

	2009	2008
Tax expense at the Italian statutory rate of 31.4%	1,793	2,063
Effects of different tax rates:
Tax benefit of reduced tax rate on disposal of assets	—	(273)
Non-deductible expenses:
For IRAP (primarily payroll and interest expense)	203	121
Tax benefit from local fiscal measures (Tremonti-Ter)	(360)	—
Unrecognized tax benefits	—	74
Other	37	96

	1,673	2,081

Effective tax rate	29.3%	31.3%

The Italian statutory tax rate for 2009 and 2008 was 31.4% consisting of a 27.5% national corporate income tax rate (“IRES”) and a 3.9% Regional Tax on Productive Activities (“IRAP”). Effective January 1, 2008, the IRAP tax is partially deductible (10%) for corporate tax purposes. It was not deductible in the prior years. The IRAP tax base is similar to the corporate tax base, however does not permit a deduction for the major portion of labor costs or interest expense. Interest income is not taxable.

The components of deferred income tax assets and liabilities as of December 31 are as follows:

	2009	2008
Deferred tax assets:
Deferred taxed gain on disposal of fixed assets	871	707
Other	177	193

Total gross deferred tax assets	1,048	900
Valuation allowance	—	—

	1,048	900

Deferred tax liabilities:
Tax depreciation over book depreciation	480	680
Finance leases	268	234
Other	58	93

	806	1,007

Net deferred tax assets (liabilities)	242	(107)

As of December 31, 2009 and 2008, the Company had no net operating losses carried forward from previous years.

The Company did not record any valuation allowance as of December 31, 2009 and 2008 since the realization of future tax benefits from the above assets is deemed to be reasonably certain.

At December 31, 2009 and 2008, the Company had a liability of Euro 74 related to unrecognized tax benefits for the local tax jurisdiction, which includes interest and penalties of Euro 14. In the years ended December 31, 2009 and 2008, the Company recognized Euro 0 and Euro 14, respectively, for interest and penalties in the statement of income. The total liability for unrecognized tax benefits, including interest and penalties, is classified in other non-current liabilities on the balance sheet, as payment of cash is not anticipated within one year. It is not expected that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.

The Company files income tax returns in Italy in accordance with local tax legislation. At December 31, 2009, the Company is open to examination back to fiscal 2005. The Company is subject to routine audits by local tax authorities that may result in additional tax liabilities. Several factors drive the calculation of the Company’s tax liabilities including (i) the expiration of various statutes of limitations, (ii) changes in tax law and regulations, (iii) issuance of tax rulings, and (iv) settlements with tax authorities. Changes in any of these factors may result in adjustments in liabilities, which would impact the Company’s reported financial results.

(15) STOCKHOLDERS’ EQUITY

The share capital of the Company is stated at Euro 0.52 per share and as of December 31, 2009 and 2008, was fully paid up. The shareholders of the ordinary shares have voting rights.

Italian law requires that 5% of a company’s annual net income be retained as a legal reserve, until such reserve equals 20% of share capital. Accordingly, at December 31, 2009 and 2008, the Company’s reserves included a legal reserve of Euro 520, which represents 20% of the share capital. This reserve is not available for distribution.

On October 13, 2009, certain shareholders of the Company decided to waive an amount of Euro 1,652 payable to them as additional dividends. These dividends were allocated to them at the annual shareholders’ meetings in prior years. The Company accepted this waiver at the October 27, 2009 shareholders’ meeting and allocated these amounts to other additional capital. See note 10 for additional information.

The treasury stock represents the amount paid of Euro 9,816 for the acquisition of 818,000 own shares from certain shareholders on November 17, 2008. The payment for the acquisition of shares was reduced from stockholders’ equity in the year ended December 31, 2008.

(16) RELATED PARTY TRANSACTIONS

Transactions with related companies are as follows:

	2009	2008
Cost of revenues:
Operating lease of buildings	660	—
Amortization of deferred gain on sale and leaseback	(1,041)	—
Selling, general and administrative expenses:
Directors’ remuneration	539	539
Directors’ deferred compensation	77	77

	December 31, 2009	December 31, 2008
Accrued and other liabilities:
Dividends	13	58
Directors’ remuneration	29	15
Directors’ deferred compensation	688	611
Additional dividend to shareholders	—	1,652
Deferred Gain on Sale and Leaseback:
Gain on disposal of fixed assets	5,206	6,247

San Pieretto S.r.l.

On December 18, 2008, the Company sold certain buildings located in Lucca to San Pieretto S.r.l., a company owned by the Guidotti family, whose members were both shareholders and directors of the Company at December 31, 2009 and 2008. The sale price of the buildings amounted to Euro 8,309 and the gain on disposal amounted to Euro 6,247. Effective January 1, 2009, the Company also entered into an operating lease agreement with San Pieretto S.r.l. for the rent of the same buildings for a duration of six years. The Company runs its manufacturing operations and administrative functions from these buildings. The annual lease payment amounts to Euro 660 per annum and revalues annually with the cost of living index. The gain on disposal realized in the year ended December 31, 2008 was entirely deferred over the duration of the operating lease agreement since this was determined to be a sale and operating leaseback transaction.

At December 31, 2009 and 2008, deferred gain on sale and leaseback amounting to Euro 5,206 and Euro 6,247, respectively, was recorded in the balance sheet among current and non-current liabilities related to the gain on disposal. At December 31, 2009 and 2008, there was no outstanding balance due to related parties for payment of operating leases. In the years ended December 31, 2009 and 2008, the gain on disposal of the buildings recorded in the statement of income amounted to Euro 1,041 and Euro 0, respectively. In the years ended December 31, 2009 and 2008, operating leases charged to the statement of income amounted to Euro 660 and Euro 0, respectively.

On July 1, 2010, following the sale of the Company to Multi-Color Corporation, the Company revised the duration of the operating lease agreement mentioned above with San Pieretto S.r.l. extending the lease period for an additional six years starting from July 1, 2010. The terms and conditions of the agreement remain unchanged.

Board of Directors and Shareholders

At December 31, 2009 and 2008, the Board of Directors was composed of members of the Guidotti family who were also the shareholders of the Company.

Remuneration and termination indemnity paid to these related parties in the years ended December 31, 2009 and 2008 and charged to the statement of income amounted to Euro 539 and Euro 77, respectively, in both years. At December 31, 2009 and 2008, amounts payable to the directors for remuneration and termination indemnity totaled Euro 715 and Euro 624, respectively, and were recorded in Accrued and other liabilities in the Company’s balance sheet.

In prior years, in accordance with local regulations, additional dividends were allocated at the annual shareholders’ meetings to certain shareholders, Mr. Carlo Guidotti, Mr. Paolo Guidotti and Mr. Giorgio Guidotti, who were directors of the Company. At December 31, 2008, the amount of dividends still unpaid was Euro 1,652. On October 13, 2009, these shareholders/directors decided to waive the unpaid amounts and, consequently, on October 27, 2009 at the shareholders’ meeting, the Company accepted this waiver and allocated these amounts to other additional capital.

(17) COMMITMENTS AND CONTINGENCIES

Leases

The Company leases buildings from which it runs its manufacturing operations and administrative functions under operating lease agreements. Commitments for minimum rentals under non-cancellable operating leases for the next five years and thereafter are as follows:

2010	763
2011	660
2012	660
2013	660
2014	660

Total	3,403

Rent expense for operating leases for the year ended December 31, 2009 and 2008 amounted to approximately Euro 763 and Euro 103, respectively. These leases contain renewal options.

Commitments

The Company has not entered into any significant long-term commitments as of December 31, 2009.

Contingent liabilities

Litigation may be instituted from time to time against the Company involving routine matters incident to the Company’s business. At December 31, 2009 and 2008, the Company did not have any pending cases for litigation.

(18) FAIR VALUE INSTRUMENTS

The Company defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date.

The table below presents information about assets and liabilities that are measured at fair value on a recurring basis at December 31, 2009 and 2008 with the valuation techniques the Company utilized to determine such fair value. Fair values determined based on Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. The Company’s Level 1 assets consist of cash and marketable securities. Fair values determined based on Level 2 inputs utilize observable quoted prices for similar assets and liabilities in active markets and observable quoted prices for identical or similar assets in markets that are not very active. The Company’s Level 2 liabilities consist of forward currency exchange contracts. Fair values determined based on Level 3 inputs utilize unobservable inputs and include valuations of assets or liabilities for which there is little, if any, market activity. Level 3 assets or liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies or similar valuation techniques, as well as significant management judgment or estimation.

The following tables present the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008:

		Fair Value Measurements Using
	Total Carrying Value at December 31, 2009	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	13,889	13,889	—	—
Marketable securities	200	200	—	—

		Fair Value Measurements Using
	Total Carrying Value at December 31, 2008	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	14,869	14,869	—	—
Marketable securities	181	181	—	—
Forward currency forward contracts	(17)	—	(17)	—

The fair values of our marketable securities are determined through market, observable and corroborated sources. Marketable securities consist of shares held in investment funds, which are readily convertible into cash. The fair value of our forward currency exchange contracts are determined through observable quoted prices for similar assets and liabilities in active markets and observable quoted prices for identical or similar assets in markets that are not very active, and it is based on differences between the exchange rate inherent in the contracts and the related exchange rate at the end of the period.

At December 31, 2009, the Company did not have any derivative instruments. At December 31, 2008, the Company had entered into four forward currency contracts in U.S. dollars for a total amount of US.$ /000 244 in order to fix the U.S. dollar value of certain product revenues denominated in U.S. dollars. These forward contracts are not designated for hedge accounting treatment and, therefore, the change in fair value of the contracts at each period end is recorded in the statement of income. At December 31, 2008, the fair value of the forward currency contracts amounted to negative Euro 17 measured using the Level 2 hierarchy. This amount was recorded in the statement of income in the year ended December 31, 2008.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Accounts receivable: The carrying amount of accounts receivable is assumed to approximate fair value as a valuation allowance is recorded to adjust the nominal value of accounts receivable to the expected recoverable value.

Trade payables: The carrying amount of trade accounts payable is assumed to approximate fair value as trade accounts payable includes short-term payables, which will be due within three months or less.

Long term debt including current portion: The carrying amount of the Company’s variable rate debt is assumed to approximate fair value based upon periodic adjustments of the interest rate to the current market rate in accordance with the terms of the debt agreements.

(19) GEOGRAPHICAL INFORMATION

The Company manufactures labels in Italy. All net revenues derive from product shipped from Italy and long-lived assets are all located in Italy.

For the year ended December 31, 2009 and 2008, revenues from external customers by geographical region is as follows:

	December 31, 2009	December 31, 2008
Italy	23,890	23,621
North America	2,388	2,559
Europe	8,249	8,951

Total	34,527	35,131

During the year ended December 31, 2009, sales to individual customers exceeding 10% of the Company’s total net revenues totaled 10%. There were no individual customers which exceeded 10% of the Company’s total net revenues in the year ended December 31, 2008.

In addition, accounts receivable balances of customers exceeding 10% of the Company’s total accounts receivable balance totaled 15% at December 31, 2009. There were no individual accounts receivable balances which exceeded 10% of the total accounts receivable balance at December 31, 2008.

(20) SUBSEQUENT EVENTS

On March 1, 2010, the shareholders approved a distribution of dividends amounting to Euro 10,831 from its retained earnings at December 31, 2009. The dividends were distributed on March 2, 2010.

On March 1, 2010, the shareholders approved a change in the composition of the Company’s Board of Directors. Carlo Guidotti, Fabrizio Guidotti and Marco Guidotti resigned and were not replaced as allowed by the Company’s memorandum and articles of association.

On July 1, 2010, the Company was acquired by Multi-Color Corporation, a Company operating in a similar business listed on the NASDAQ Stock Exchange. As a result of the acquisition, on July 12, 2010, the entire Board of Directors of the Company resigned and the shareholders appointed Andrea Guidotti, Filippo Guidotti and Sharon Birkett as members of the new Board of Directors. The Board will expire collectively on the date of the approval of the financial statements for the year ending December 31, 2012.

(b)

Multi-Color Corporation

Pro Forma Consolidated (unaudited) Financial Information

On July 1, 2010, Multi-Color Corporation (the “Company”) completed the purchase of Guidotti Centro Stampa S.p.A (“Centro Stampa”).

The unaudited pro forma statements of income for the year ended March 31, 2010 and the three months ended June 30, 2010 are prepared as if the acquisition and related financing occurred at the beginning of the respective periods. The unaudited pro forma balance sheet information as of June 30, 2010 has been prepared as if the acquisition, related financing and required divestitures occurred on that date.

The unaudited pro forma consolidated financial information has been derived from the application of pro forma adjustments to the historical consolidated financial statements of the Company and Centro Stampa. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisition occurred as of the beginning of the periods presented or at the balance sheet date presented, nor is it necessarily indicative of future financial position or results of operations. The pro forma adjustments give effect to (i) the preliminary estimated allocation of the acquisition purchase price and (ii) the related financing related to the acquisition transaction. This unaudited pro forma financial information does not include, nor does it assume, any benefits from cost savings or synergies of the combined operations. The pro forma adjustments are based upon available information and certain assumptions we believe are reasonable.

The unaudited pro forma consolidated financial information includes historical financial information for the Company and Centro Stampa. The Company’s historical consolidated balance sheet as of June 30, 2010 and its historical consolidated statement of income for the three months ended June 30, 2010 were taken from the unaudited consolidated financial statements in the Company’s most recent quarterly report on Form 10-Q for the quarter ended June 30, 2010. The Company’s historical consolidated statement of income for the year ended March 31, 2010 was taken from the audited consolidated financial statements in the Company’s most recent annual report on Form 10-K for the year ended March 31, 2010.

Centro Stampa’s historical balance sheet as of June 30, 2010 was derived from its unaudited balance sheet as of June 30, 2010 included in this Form 8-K/A, translated from Euros into U.S. dollars using the foreign exchange rate at June 30, 2010. Centro Stampa’s historical statement of income for the year ended March 31, 2010 include its audited statement of income for the year ended December 31, 2009 included in this Form 8-K/A. Centro Stampa’s historical statement of income for the three months ended June 30, 2010 was derived from its unaudited statement of income for the six months ended June 30, 2010 not included in this Form 8-K/A, and adjusted to deduct its unaudited statement of income for the three months ended March 31, 2010 not included in this Form 8-K/A. Both of these Centro Stampa historical statements of income were translated from Euros into US dollars using the average foreign exchange rates prevailing during the periods used by Centro Stampa in preparing its financial statements.

The preliminary purchase price of approximately $57.8 million, subject to additional contingent consideration, was based upon a multiple of earnings less net debt. The proceeds paid at closing were obtained through $41 million in borrowings under the Company’s amended debt facility and the issuance of 934,567 shares of the Company’s common stock with an estimated fair value of $8.2 million. In addition to the cash and stock, the Company recorded approximately $779,000 for acquisition related costs, including legal, accounting and advisory services in its statement of income. The acquisition has been accounted for as a purchase business combination, and accordingly the purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on the estimated fair value as of the date of acquisition.

The amount of the preliminary purchase price includes a contingent payment of up to $8.6 million to the sellers upon achievement of certain financial targets payable on June 30, 2011. The preliminary purchase price also does not reflect any return of funds in escrow pending resolution of certain tax and other matters.

The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company included on Form 10-Q for the quarter ended June 30, 2010 and Form 10-K for the year ended March 31, 2010 and with the historical financial statements of Centro Stampa for the year ended December 31, 2009 included in this Form 8-K/A.

MULTI-COLOR CORPORATION

Pro Forma Consolidated Balance Sheet (unaudited)

June 30, 2010

	Historical		Pro-Forma
(In thousands of U.S. Dollars)	Multi-Color	Centro Stampa	Adjustments		Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$5,638	$6,110	$(1,200)	A	$10,548
Accounts receivable, net	33,506	14,829	172	B	48,507
Inventories	22,467	6,364	(1,343)	M	27,488
Deferred tax asset	2,354	—	—		2,354
Prepaid expenses and other	1,720	748	387	A	2,855

Total current assets	65,685	28,051	(1,984)		91,752
Property, plant and equipment, net	83,842	11,737	—		95,579
Goodwill	110,507	—	32,891	C	143,398
Intangible assets, net	15,476	—	6,787	C	22,263
Deferred tax asset	1,906	34	—		1,940
Assets held for sale	531	—	—		531
Other	732	411	813	A	1,682
			(274)	J

Total assets	$278,679	$40,233	$38,233		$357,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,000	$1,952	$—		$11,952
Accounts payable	25,465	7,018	—		32,483
Accrued income taxes	899	159	—		1,058
Accrued payroll and benefits	6,101	2,441	—		8,542
Accrued and other liabilities	3,444	79	257	G	3,780

Total current liabilities	45,909	11,649	257		57,815
Long-term debt	72,030	2,419	41,004	A	115,453
Deferred tax liability	9,768	2,051	1,176	C	12,995
Other liabilities	10,539	7,525	1,522	C	22,468
			(5,720)	D
			8,602	E

Total liabilities	138,246	23,644	46,841		208,731
Commitments and contingencies
Stockholders’ equity:
Common stock	577	3,180	94	E	671
			(3,180)	C
Paid-in capital	64,375	—	8,144	E	72,519
Treasury stock	(536)	(12,004)	12,004	C	(536)
Restricted stock	(709)	—	—		(709)
Accumulated other comprehensive income (loss)	(13,881)	—	—		(13,881)
Retained earnings	90,607	25,413	(25,670)	C	90,350

Total stockholders’ equity	140,433	16,589	(8,608)		148,414

Total liabilities and stockholders’ equity	$278,679	$40,233	$38,233		$357,145

See accompanying Notes to Pro Forma Consolidated Financial Statements.

MULTI-COLOR CORPORATION

Pro Forma Consolidated Statement of Income (unaudited)

For the Year Ended March 31, 2010

	Historical		Pro-Forma
(In 000’s of U.S. Dollars, except share and per share data)	Multi-Color	Centro Stampa	Adjustments		Consolidated
Net revenues	$276,821	$48,821	$—		$325,642
Cost of revenues	228,220	35,691	—		263,911

Gross profit	48,601	13,130	—		61,731
Selling, general and administrative expenses	27,662	7,223	859	F	36,523
			779	G
Deferred gain on sale of building	—	(1,472)	1,472	D	—
Gain on sale of certain cylinder assets	(3,451)	—	—		(3,451)
Facility closure expense	1,479	—	—		1,479

Operating income	22,911	7,379	(3,110)		27,180
Interest expense	4,753	11	2,458	H	7,236
			14	K
Other (income) expense, net	(326)	(502)	—		(828)

Income before income taxes	18,484	7,870	(5,582)		20,772
Income tax expense	4,216	2,366	(1,844)	L	4,738

Net income	$14,268	$5,504	$(3,738)		$16,034

Basic earnings per common share	$1.17				$1.22
Diluted earning per common share	$1.16				$1.21

Basic shares outstanding	12,209		935	I	13,144
Diluted shares outstanding	12,332		935	I	13,267

See accompanying Notes to Pro Forma Consolidated Financial Statements.

MULTI-COLOR CORPORATION

Pro Forma Consolidated Statement of Income (unaudited)

For the Three Months Ended June 30, 2010

	Historical		Pro-Forma
(In 000’s of U.S. Dollars, except share and per share data)	Multi-Color	Centro Stampa	Adjustments		Consolidated
Net revenues	$74,146	$12,060	$—		$86,206
Cost of revenues	59,158	9,662	—		68,820

Gross profit	14,988	2,398	—		17,386
Selling, general and administrative expenses	8,380	327	215	F	9,179
			257	G
Deferred gain on sale of building	—	(332)	332	D	—

Operating income	6,608	2,403	(804)		8,207
Interest expense	1,208	27	541	H	1,784
			8	K
Other (income) expense, net	(44)	(178)	—		(222)

Income before income taxes	5,444	2,554	(1,353)		6,645
Income tax expense	1,699	798	(422)	L	2,075

Net income	$3,745	$1,756	$(931)		$4,570

Basic earnings per common share	$0.31				$0.35
Diluted earning per common share	$0.30				$0.34

Basic shares outstanding	12,243		935	I	13,178
Diluted shares outstanding	12,332		935	I	13,267

See accompanying Notes to Pro Forma Consolidated Financial Statements.

MULTI-COLOR CORPORATION

Notes to Pro Forma Consolidated Financial Information (unaudited)

All amounts in thousands of US dollars, except as noted otherwise

A	Represents the net proceeds from borrowings under the Company’s amended credit facility as follows (all amounts are stated in US dollars):

Borrowings under the amended credit facility:
Denominated in US dollars	$1,871
Denominated in Euros	39,133

Net borrowings for the acquisition	41,004
Net debt	1,426

Net additional debt	$42,430

Additional debt reflects the amount of actual borrowings at the closing. This reflects the structure of the acquisition transaction whereby the amount of consideration paid (cash plus stock issued) was equal to a fixed amount less Centro Stampa’s net debt.

The Company also incurred $1,450 of debt issuance costs relating to the amendment to the credit facility that have been deferred and will be amortized over the remaining term of the credit facility (45 months). The Company paid $250 of the debit issue costs in May 2010 and the remaining $1,200 of costs was paid after the date of the acquisition. The short-term portion of $387 is classified in prepaid expenses and other and the long-term portion of $813 is classified in other assets in the consolidated balance sheet.

B	Represents adjustment to reflect accounts receivable and allowance for doubtful accounts at estimated fair market value consistent with the Company’s policy on valuing net receivables.

C	Represents the elimination of Centro Stampa’s historical equity and the revaluation of assets to preliminary estimated fair value.

Based on fair value estimates by management and independent appraisers, the preliminary purchase price has been allocated to individual assets acquired and liabilities as of the closing date assumed as follows:

Assets Acquired:
Cash, less debt assumed	$1,739
Accounts receivable	15,001
Inventories	5,021
Property, plant and equipment	11,737
Intangible assets	6,787
Goodwill	32,891
Other assets	917

Total assets	74,093

Liabilities Assumed:
Accounts payable	7,018
Accrued income taxes payable	159
Accrued and other liabilities	5,846
Deferred tax liabilities	3,226

Total liabilities	16,249

Net assets acquired	$57,844

The net carrying value of all other assets and liabilities has been estimated to approximate the fair value.

D	Represents the reversal of a deferred gain on disposal of buildings from the year ended December 31, 2008 which was deferred to future periods since the characteristics of the transaction were those of a sale and operating leaseback. The Company entered into an operating lease agreement for the rent of the buildings for a lease term of six years starting from January 1, 2009. This deferred gain was reversed since there is no future legal constructive obligation resulting from the disposal, and the current lease payments approximate the fair value.

E	Reflects the purchase of 100% of Centro Stampa shares as follows:

Cash from proceeds of borrowings (from A above)	$41,004
934,567 shares of MCC common stock:
Stated value of $0.10 per share	94
Paid-in capital	8,144

Cash paid and stock issued	49,242
Earnout (to be paid in July 2011)	8,602

Preliminary purchase price	$57,844

The Company issued 934,567 shares of its common stock to Centro Stampa equity holders with a restriction on sale or transfer within one year of the closing date. The value of this stock was determined using the average closing price ($10.37 per share) of common shares for the three days prior to and the day of the purchase price valuation date (July 1, 2010), which was the closing date of the transaction. The stock was then reduced 15% to reflect the estimated fair value of the discount for the one-year sale restriction. The stock is based on estimated fair value at the date of the closing of the acquisition.

F	Represents amortization expense of intangible assets included in selling, general and administrative expense. Intangible assets include customer relationships amortized over estimated lives ranging from 7 to 14 years, technologies amortized over estimated lives ranging from 7 to 8 years and an intangible for officer arrangements amortized over 5 years.

G	Acquisition expenses of $779 were incurred and are reflected in the pro-forma statements in selling, general & administrative expense. Acquisition expenses of $257 had not been paid as of the closing date and are reflected in the pro forma adjustment to accounts payable.

H	Represents the interest expense on borrowings used to finance the acquisition and amortization of deferred financing costs as follows:

	Three Months Ended 6/30/10	Average Interest Rate	Year Ended 3/31/10	Average Interest Rate
First quarter	$444	4.12%	$551	4.82%
Second quarter	—	—	524	4.38%
Third quarter	—	—	516	4.18%
Fourth quarter	—	—	480	4.13%

Total interest expense	$444		$2,071
Amortization of deferred financing costs	97		387

Additional interest expense	$541		$2,458

The interest rates used in the estimate of interest expense represent the actual rates in effect during each quarter. The interest was based on a principal balance of $41,004.

I	Represents 934,567 of the Company’s common stock issued in the acquisition.

J	Represents reversal of insurance deposit which belongs to the former owners.

K	Represents mark-to-market adjustment on the earn-out liability representing 15% of the purchase price to be paid subject to reaching certain financial targets.

L	Represents adjustment to reflect income tax expense at an assumed effective tax rate of 23% for the combined entity for the year ended March 31, 2010 and an assumed effective tax rate of 31% for the three months ended June 30, 2010.

M	Represents adjustment to reduce obsolete inventory in order to value the inventory at estimated fair market value consistent with the Company’s policy on valuing inventory.